Exhibit 10.58

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Release Agreement”) is entered into as of this 17th day of February, 2012, between Toys “R” Us, Inc. and any successor thereto (collectively, the “Company”) and Deborah Derby (“Executive”).

Executive and the Company agree as follows:

1.Executive acknowledges that her employment and all relationships with the Company and its subsidiaries and affiliates terminated without cause on February 17, 2012 (the “Date of Termination”).

2.In accordance with Executive’s Retention Agreement with the Company, dated as of October 31, , 2004, as amended through December 24, 2008 (the “Retention Agreement”) and in consideration for Executive’s promises and covenants therein and this Release Agreement, the Company has agreed to pay Executive certain payments and to make certain benefits available after the Date of Termination pursuant to Section 7 (a) of the Retention Agreement and as more fully set forth on Schedule I attached hereto. Executive acknowledges that such consideration from Company is given in exchange for Executive signing this Release Agreement and is consideration to which Executive would not otherwise be entitled.

3.In consideration of the rights, responsibilities, and obligations contained in this Release Agreement, the sufficiency of which Executive hereby acknowledges, Executive on behalf of herself and her heirs, executors, administrators and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release Agreement, including, without limitation, any claims Executive may have arising from or relating to Executive's employment or termination from employment with the Company, including, without limitation, a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (that prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Executive's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”); New Jersey Law Against Discrimination, the New Jersey Conscientious

Employment Protection Act, Equal Pay Act of 1963; and the Consolidated Omnibus Budget Reconciliation Act of 1985. Notwithstanding the foregoing, nothing herein shall release the Company of its continuing obligations to Executive under the Retention Agreement(as more fully set out on schedule I attached hereto) or any on-going contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, charter, New Jersey law or otherwise or any rights Executive may have to be covered under any applicable directors’ and officers’ liability insurance policies or any accrued or vested rights Executive may have pursuant to the plans, policies and arrangements referred to in Section 5 (c ) of the Retention Agreement.

4.This Release Agreement is not an admission by either Executive or the Company of any wrongdoing or liability.

5.Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Date of Termination and Executive agrees that she will not seek reinstatement or future employment with the Company.

6.Executive agrees not to intentionally make any public statement which is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, or directors. The Company further agrees that it will not intentionally make or engage in any public statement which is intended or may reasonably be expected to harm the reputation, business or prospects of Executive.

7.Executive shall continue to be bound by Sections 10, 11, 12, 13, 14, and 17 of the Retention Agreement. The Company shall continue to be bound by Sections 9, 12, 14, 15, 16, and 17 of the Retention Agreement. However, with respect to Section 10 of the Retention Agreement, the Company confirms that Executive does not owe it any money.

8.Executive agrees that she will not retain or destroy, and will immediately return to the Company, any and all property of the Company in her possession or subject to her control, including, but not limited to, Company keys, credit and identification cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, computer disks, plans, notes or other information pertaining to the Company’s business in whatever form same may exist. Executive further agrees not to make, distribute or retain copies of any such Company information or property.

9.This Release Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Release Agreement shall be settled by arbitration as provided in the Retention Agreement.

10.This Release Agreement represents the complete agreement between Executive and the Company concerning the subject matter in this Release Agreement and supersedes all prior agreements or understandings, written or oral, with respect to such subject matter. For the avoidance of doubt, the Retention Agreement, and Schedule I attached to this Release Agreement, and the agreements and/or plans relating to the equity Executive is retaining remain in full force and effect. This Release Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.Each of the sections contained in this Release Agreement shall be enforceable independently of every other section in this Release Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release Agreement.

12.Executive expressly states that she has carefully read this Release Agreement and agrees and acknowledges that she is releasing the Company and the other related released parties from any possible claim that she may have, including any claim relating to her employment with the Company or the termination of such employment, except to the extent any claim is specifically not released by her in Section 3 above. Without limiting the generality of the foregoing, Executive agrees that by executing this Release Agreement, she has released and waived any and all claims he/she has or may have as of the date of this Release Agreement arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq. Executive further agrees that he/she has been advised to consult with a representative, consultant, or attorney of her own choosing regarding his/her execution of this Release Agreement. Executive understands that she may revoke this Release Agreement by delivering written notice of revocation to the Company at any time within seven (7) days following the day she executes this Release Agreement. Any such written revocation within this period must state, “I hereby revoke my acceptance of our Release Agreement.” The revocation must be personally delivered to the Company or mailed to Toys “R” Us. Inc. Attn: Legal Department, One Geoffrey Way, Wayne, NJ 07470-2030, and postmarked within seven (7) days of Executive’s execution of this Release Agreement. This Release Agreement shall not become effective or enforceable until the revocation period has expired.

13.Executive has been given at least twenty-one (21) days to consider this Release Agreement and to consult with an attorney prior to executing this Release Agreement and if she executes this prior to such 21-day period does so voluntarily. Having elected to sign this Release Agreement, to fulfill the promises set forth herein which pertain to him/her, and to receive thereby the sums and other consideration set forth hereto, Executive, freely and knowingly, and after due consideration, enters into this Release Agreement, intending to waive, settle and release all claims she has or might have against the Company and the other related released parties, as of the date she executes this Release Agreement, except for those claims she is specifically not releasing in accordance with Section 3 above.

The parties to this Release Agreement have executed this Release Agreement as of the day and year first written above.

TOYS “R” US, INC.
By:
/s/ Richard Cudrin
Name: Richard Cudrin
Title: Vice President – Employment Counsel

/s/ Deborah Derby
Deborah Derby, 2/17/2012